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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported) November 18, 1999



                                TEREX CORPORATION
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               (Exact Name of Registrant as Specified in Charter)


          Delaware                   1-10702                    34-1531521
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(State or Other Jurisdiction       (Commission                 (IRS Employer
      of Incorporation)            File Number)              Identification No.)



  500 Post Road East, Suite 320, Westport, Connecticut               06880
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        (Address of Principal Executive Offices)                  (Zip Code)


        Registrant's telephone number, including area code (203) 222-7170


                                 NOT APPLICABLE
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          (Former Name or Former Address, if Changed Since Last Report)


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Item 5.  Other Events.

On November 18, 1999, Terex Corporation ("Terex" or the "Company") announced that it has resolved the Internal Revenue Service ("IRS") audit regarding the Company's Federal income tax returns for the years 1987 through 1989. The resolution of this audit will not require payment of tax and the outcome will not be material either to the Company's financial condition or to the results of operations.

As a result of the completion of the audit, the IRS will no longer challenge the Company's right to use certain net operating loss carryovers ("NOLs"). Furthermore, because of the existence of substantial NOLs, Terex will not owe any tax. However, due to timing issues associated with NOL carrybacks and the substantial amount of time which has elapsed since the years in question, Terex will owe an estimated $7.6 million in accumulated interest, all of which will be tax deductible. Following this settlement, the Company will still retain approximately $250 million in NOLs worldwide.

In December 1994, the Company had received an examination report from the IRS proposing a large tax deficiency. The examination report raised several issues including the substantiation for certain tax deductions and whether the Company was able to use certain NOLs to offset taxable income. In April 1995, the Company filed an administrative appeal to the examination. The completion of this audit resolves this long-standing issue.




SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 1999

                                  TEREX CORPORATION


                                  By:  /s/  Joseph F. Apuzzo
                                      Name: Joseph F. Apuzzo
                                      Title:  Chief Financial Officer
                                             (Principal Financial Officer)